Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) and related Prospectus of Vox Royalty Corp. to the incorporation by reference therein of our report dated March 14, 2023 with respect to the consolidated financial statements of Vox Royalty Corp. as of and for the years ended December 31, 2022 and December 31, 2021, included in its Annual Report on Form 40-F for the year ended December 31, 2022 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants
Licensed Public Accountants

Toronto, Canada

November 9, 2023